Exhibit 99

Meredith Corporation

1716 LOCUST STREET, DES MOINES, IA 50309; 125 PARK AVENUE, NEW YORK, NY 10017

MEREDITH TO ACQUIRE PARENTS, CHILD, FITNESS AND FAMILY CIRCLE

Furthers strategies to reach younger women, serve growing Hispanic market

Meredith will leverage editorial, circulation, sales and database expertise to grow titles

DES MOINES, IA/ NEW YORK, NY (May 24, 2005) - Meredith Corporation (NYSE: MDP) announced today that it has reached an agreement in principle with Gruner + Jahr to acquire Parents, Child, Fitness and Family Circle magazines for $350 million.  The transaction is subject to completion of due diligence, execution of definitive agreements, and certain closing conditions.  The parties currently anticipate signing definitive agreements in early June and are targeting a June 30, 2005 close.

As part of the transaction, G + J will have until June 30, 2005, an option to sell the assets of business publications Inc. and Fast Company to Meredith. If Meredith does acquire the business publications, it currently plans to sell these magazines through either a private sale or auction. Meredith does not believe the net impact of the purchase and subsequent sale of the business publications will be material to the overall purchase price.

"Parents, Child, Fitness and Family Circle are established and well-known consumer magazines that will benefit greatly from Meredith's proven editorial, circulation, sales, database and brand-building expertise," said Meredith Chairman and Chief Executive Officer William T. Kerr. "These titles have significant upside but have underperformed in recent years. We possess the unique skills and resources needed - particularly in the circulation area - to help these magazines realize their potential."

Kerr said Meredith expects the transaction to generate EBITDA (earnings before interest, taxes, depreciation and amortization) in the low-to-mid $30 million range and be modestly accretive to earnings per share in fiscal 2006. Meredith plans to finance the acquisition through the expansion of existing credit facilities, resulting in a debt to EBITDA ratio of 2:1, leaving room to continue existing programs of share repurchases and dividend increases.

The acquisition is expected to raise significantly Meredith's position in the publishing industry:

  Meredith titles will reach more than 135 million adult American women according to Mediamark Research Inc. (MRI), giving it the largest female reach in the magazine industry.
  Meredith titles will have a combined circulation approaching 30 million, making it the second-largest consumer magazine publisher in the United States, according to data gathered from the Audit Bureau of Circulation (ABC) and BPA Worldwide.
  Meredith's advertising pages will increase by 60 percent to nearly 13,000, as measured by the Publishers Information Bureau (PIB).
  Meredith Publishing Group revenues will increase by approximately $300 million to more than $1.2 billion, a gain of 33 percent.

Meredith President and Chief Operating Officer Stephen M. Lacy said the acquisition helps implement Meredith's previously articulated corporate strategies, especially its initiative to attract younger women readers to Meredith magazines.

"Our acquisition of the American Baby Group in late 2002 helped us establish a foothold in this market," said Lacy. "Now, with the addition of Parents, Child and Fitness, we will have added approximately 30 million female readers with a median age below 35 in just over two years. This establishes Meredith as the premier magazine company serving expecting and new families, who are leading purchasers of consumer products and services.

"Additionally, the acquisition adds to our growing presence in the Hispanic marketplace," Lacy continued, noting that Parents' Spanish-language title, Ser Padres, is an established title. "Combined with American Baby's Hispanic titles, our custom marketing programs and the September 2005 launch of our new Spanish-language women's title - Siempre Mujer - Meredith is uniquely positioned to serve Hispanic consumers, the fastest-growing segment of the American population."

Meredith Publishing Group President Jack Griffin said the company will use its industry-leading database and circulation practices to grow and strengthen its new additions. "We will employ our long-term direct-to-publisher strategy that emphasizes our editorial content and commitment to service journalism. Over the years, this has proven to be effective in generating highly profitable circulation for Meredith," Griffin said.

The acquisition significantly extends Meredith's retail presence, adding approximately 250,000 newsstand pockets. This will bring Meredith's newsstand pockets at supermarket checkouts and other retailers across the country to nearly one million.

Griffin said Parents, Child, Fitness and Family Circle are a great fit with Meredith's current portfolio - which includes such well-known titles as Better Homes and Gardens, Ladies' Home Journal, American Baby, More, Country Home, Traditional Home and Midwest Living.

"It solidifies our position as the leading publishing company serving women whose primary interests are their homes, their families and their personal development," Griffin said. "We are now in a position to offer advertising clients the opportunity to reach even more women at different stages of their lives."

Griffin added that Meredith plans to continue operating the titles in New York City, and the company's recent successful integration of American Baby into its publishing portfolio will facilitate the transition process.

The following is a brief description of the assets Meredith is acquiring:

  Parents is published 12 times annually with a rate base of 2.2 million and a readership of 14 million. It generated 1,467 advertising pages in 2004, according to PIB. It has a median female readership age of 33, according to MRI. Founded in 1926, Parents pioneered the parenthood category, and it continues to lead the field today. From cover to cover, Parents is an active advocate for the American family, providing moms and dads with the information they need to raise happy and healthy children.

Additionally, three other special interest publications are published under the Parents Media Group banner:
    Ser Padres, a Spanish-language title published six times a year with a distribution base of 500,000;
    Parents Expecting, published twice a year with a distribution of 325,000; and
    Parents Baby, published twice a year with a distribution of 325,000.
  Child is published 10 times annually with a rate base of 1 million and a readership of 4.9 million. It generated 1,023 advertising pages in 2004, according to PIB. Started in 1986, Child has a median female readership age of 32, according to MRI. Readers turn to Child to obtain timely information and expert advice that helps them raise their kids with smarts and style. Child offers the latest thinking, emerging trends and breakthrough news in child-rearing, giving moms alternative ideas as well as traditional choices.
  Fitness is published 12 times annually with a rate base of 1.5 million and a readership of 5.4 million. It generated 1,002 advertising pages in 2004, according to PIB. Launched in 1983, Fitness has a median female readership age of 34, according to MRI. Confident, fresh, vibrant and motivating, Fitness has remained true to the category with a focus on mind, body and spirit. Connecting directly with today's active women, Fitness provides the realistic tools and information they need to achieve balance in all areas of their lives.
  Family Circle is published 15 times annually with a rate base of 4.2 million and a readership of 20.5 million. Founded in 1932, it generated 1,372 advertising pages in 2004, according to PIB. Family Circle provides smart, sensible solutions to everyday challenges in a voice that encourages and celebrates success.

The transaction is subject to regulatory approval, according to John Zieser, Meredith's General Counsel and Vice President of Corporate Development. "While integrating these titles is an immediate priority, we will continue to look for strategic opportunities for profitable revenue growth, increasing shareholder value in the process," Zieser said.

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Conference Call Web Casts

Meredith will host an investor conference call on May 24, 2005 at 10:00 a.m. EDT (9:00 a.m. CDT) to discuss the transaction. To participate, interested parties should dial (800) 553-0327 (International callers should call (612) 332-0932). A live web cast will be accessible to the public on the company's web site www.meredith.com.

Meredith will host a media conference call on May 24, 2005 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss the transaction. To participate, interested parties should dial (866) 233-3844 (International callers should call: (612) 332-0228). A live web cast will be accessible to the public on the company's web site www.meredith.com.

About Meredith Corporation

Meredith (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, integrated marketing and interactive media. The Meredith Publishing Group, the country's foremost home and family authority, features 20 subscription magazines including Better Homes and Gardens, Ladies' Home Journal and American Baby and approximately 150 special interest publications. Meredith owns or operates 14 television stations, including properties in top-25 markets such as Atlanta, Phoenix and Portland, and an AM radio station.

Meredith has approximately 350 books in print and has established marketing relationships with some of America's leading companies including The Home Depot, DIRECTV, DaimlerChrysler, Wal-Mart and Carnival Cruise Lines. Meredith's consumer database, which contains approximately 75 million names, is one of the largest domestic databases among media companies and enables magazine and television advertisers to target marketing campaigns precisely. Additionally, Meredith has an extensive Internet presence that includes 26 Web sites and strategic alliances with leading Internet destinations.

Safe Harbor

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchase, order and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.

FOR MORE INFORMATION CONTACT:

Media:       Art Slusark (515) 284-3404; art.slusark@meredith.com
                   Patrick Taylor (212) 551-6984; patrick.taylor@meredith.com
Investors:  Jim Jacobson (515) 284-2633; jim.jacobson@meredith.com